EXHIBIT 23.6

Deloitte & Touche
39 George Street
Edinburgh EH2 2HZ

Tel: National 0131 225 6834
International +44 131 225 6834
Fax (Gp.3) 0131 225 4049
DX ED239- Edinburgh 1
www.deloitte.co.uk

                                                                        DELOITTE
                                                                        & TOUCHE


23 November 2001

Consent of Independent Accountants

We consent to the incorporation by reference in the registration statement on Form F-3 of The Royal Bank of Scotland Group plc for the registration of Debt Securities and Dollar Preference Shares to be filed on 23 November 2001 with the Securities and Exchange Commission of:

         (1) our report dated May 9, 2001 on the consolidated financial statements of The Royal Bank of Scotland Group plc as at December 31, 2000 and for the 12 and 15 month periods then ended and for the 3 month period ended December 31, 1999, which is included in The Royal Bank of Scotland Group plc annual report on Form 20-F for the year ended December 31, 2000; and

         (2) our report dated February 28, 2001 on the consolidated financial statements of National Westminster Bank plc as at December 31, 2000, which is included in the National Westminster Bank plc annual report on Form 20-F for the year ended Decmber 31, 2000, in so far as it relates to the restatement for the change in accounting policy explained on page 85 of the annual report that was applied to the 1999 and 1998 statements.

We also consent to the references to Deloitte & Touche, independent chartered accountants, under the heading "Experts".

Yours faithfully

/s/ Deloitte & Touche

Deloitte & Touche
Chartered Accountants